Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Carter Validus Mission Critical REIT II, Inc.:
We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Tampa, Florida
October 12, 2017
Certified Public Accountants